Exhibit 99.1 Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com

Maxygen Reports Fourth Quarter and Year End 2011 Financial Results

SAN MATEO, Calif., March 8, 2012 — Maxygen, Inc. (Nasdaq: MAXY), a biopharmaceutical company, today announced financial and business results for the quarter and year ended December 31, 2011.

Fourth Quarter 2011 Financial Results

Maxygen reported a net loss attributable to Maxygen, Inc. of $2.2 million, or $0.08 per basic and diluted share, for the fourth quarter of 2011, compared to net income attributable to Maxygen, Inc. of $69.9 million, or $2.40 per basic share and $2.39 per diluted share, for the same period in 2010. The net loss for the fourth quarter of 2011 primarily reflects a loss from continuing operations before income taxes of $2.8 million, plus a net tax benefit of $559,000. The net tax benefit consists of a $1.2 million tax benefit reported within continuing operations, partially offset by a $593,000 tax expense recorded within discontinued operations. The net income for the 2010 period primarily reflects a gain of $53.2 million Maxygen recognized in connection with its distribution to stockholders of shares of Codexis, Inc. common stock in December 2010 and a gain of $20.0 million recognized in connection with Maxygen’s sale to Codexis of the intellectual property assets associated with the MolecularBreeding™ directed evolution platform. These gains were partially offset by a $2.4 million loss from operations.

Maxygen had total revenue of $3,000 in the fourth quarter of 2011, compared to $529,000 of revenue for the same period in 2010. Revenue in the 2011 period consisted of miscellaneous licensing fees. Revenue in the 2010 period consisting primarily of a $525,000 payment received from Altravax, Inc. in December 2010 in connection with its acquisition of substantially all of the company’s vaccines assets in January 2010.

Total operating expenses from continuing operations for the fourth quarter of 2011 were $2.8 million, compared to operating expenses of $2.9 million for the same period in 2010. The decrease in operating expenses primarily reflects a decreases in stock based compensation expense and external legal costs, partially offset by a lower allocation of administrative costs charged to Perseid Therapeutics LLC, the company’s former majority-owned subsidiary, under a transition service agreement. For the fourth quarter of 2010, Maxygen reported a negative research and development expense of $129,000 primarily due to a credit related to the reclassification of research and development expenses associated with discontinued operations from a prior period.

As a result of the acquisition of Maxygen’s interests in Perseid by Astellas Pharma Inc. in May 2011, Maxygen has reclassified the operating results of Perseid and its related business activities to discontinued operations in the condensed consolidated financial statements for the three months and year ended December 31, 2010 and 2011. The assets,

Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com liabilities and results of operations and cash flows of Perseid have been reported separately as discontinued operations in Maxygen’s condensed consolidated financial statements for all periods presented. There was no income or loss from discontinued operations before income taxes reported for the fourth quarter of 2011.

At December 31, 2011, Maxygen held approximately $159.6 million in cash, cash equivalents and short-term investments and remains eligible for a contingent payment of up to $30.0 million from Bayer HealthCare LLC related to the sale of Maxygen’s hematology assets to Bayer in July 2008. At December 31, 2011, Maxygen had 27,398,829 shares of common stock outstanding for accounting purposes, which excludes 636,523 shares underlying unvested restricted stock awards.

Full Year 2011 Results

Maxygen reported net income attributable to Maxygen, Inc. of $51.4 million, or $1.80 per basic and diluted share, for the year ended December 31, 2011, as compared to net income attributable to Maxygen, Inc. of $68.9 million, or $2.30 per basic share and $2.29 per diluted share, for the prior year.

Total revenues from continuing operations for 2011 were $561,000, compared to total revenues from continuing operations of $3.6 million for the same period in 2010. Revenue in the 2011 period consisted primarily of the final payment Maxygen received in July 2011 from Altravax Inc. in connection with its acquisition of substantially all of Maxygen’s vaccine assets in January 2010. Revenue in the 2010 period consisted of $2.0 million received under Maxygen’s prior licensing arrangement with Codexis, which was terminated in October 2010 in connection with the acquisition by Codexis of the intellectual property rights associated with the MolecularBreeding™ directed evolution platform, and $1.0 million related to the sale of Maxygen’s vaccine assets to Altravax. The 2010 period also included a $500,000 non-refundable option fee Maxygen received from Cangene Corporation which was recognized as a result of the termination of the company’s prior option and license agreement with Cangene in July 2010.

Total operating expenses from continuing operations for 2011 were $12.3 million, compared to operating expenses of $11.3 million for the same period in 2010. The increase in operating expenses primarily reflects a lower allocation of administrative costs charged to Perseid under a transition service agreement and an increase in costs for consultants who assisted Maxygen in the preparation of the proposal it submitted to BARDA in May 2011.

The 2011 period included a $62.2 million gain related to the sale of Perseid to Astellas, while the 2010 period included a gain of $53.2 million Maxygen recognized in connection with its distribution to stockholders of shares of Codexis, Inc. common stock in December 2010 and a gain of $20.0 million recognized in connection with Maxygen’s sale to Codexis of the intellectual property assets associated with the MolecularBreeding™ directed evolution platform.

Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com

Business Update

In May 2011, a subsidiary of Astellas Pharma Inc. acquired all of Maxygen’s interests in Perseid Therapeutics LLC for $76.0 million in cash. Perseid, a former majority-owned subsidiary, included substantially all of Maxygen’s research and development operations and personnel. As a result of the acquisition of Perseid by Astellas, Maxygen has no further interests or obligations with respect to the business and operations of Perseid, except for the ongoing technology license agreement between the companies entered into as a part of the 2009 joint venture arrangement.

The acquisition of Perseid by Astellas largely completed a multi-year strategic process to maximize stockholder value through sales, distributions and other arrangements involving the company’s various assets. Maxygen retains all rights to its MAXY-G34 program for development of all therapeutic areas, including the chemotherapy-induced neutropenia and Acute Radiation Syndrome (ARS) indications, and the company’s current focus is to create value from this program for its stockholders, either through the potential further development of the product candidate for one or both indications, or through a sale, licensing, partnering or other transaction involving the program. Maxygen also continues to evaluate potential strategic options for the company as a whole, including a strategic business combination or other transaction.

In October 2011, the United States Patent and Trademark Office (PTO) issued a Right of Appeal Notice in the inter partes reexamination proceeding for Amgen’s U.S. Pat. No. 7,381,804 that includes a final rejection of all claims in the Amgen patent. Amgen’s patent includes certain claims to mutated granulocyte colony stimulating factor (G-CSF) molecules that potentially cover Maxygen’s MAXY-G34 product candidate, a next-generation, pegylated G-CSF. Maxygen submitted the request to the PTO for an inter partes reexamination of the Amgen patent in 2009. Amgen has appealed the decision to the PTO’s Board of Patent Appeals and Interferences.

In November 2011, Maxygen was advised by the Biomedical Advanced Research and Development Authority, an agency within the U.S. Department of Health and Human Services (BARDA), that the company’s proposal for a contract award for the development of its MAXY-G34 product candidate as a potential medical countermeasure for ARS was rejected. In a subsequent notification, BARDA indicated that its decision with respect to Maxygen’s proposal was primarily based on BARDA’s availability of funding.

In January 2012, Maxygen announced a new stock repurchase program under which the company may purchase up to $10.0 million of its common stock through December 31, 2012. From December 2009 through December 2011, Maxygen has repurchased approximately 12.2 million shares of its common stock at an aggregate cost of approximately $66.3 million.

Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com

About Maxygen

Maxygen is a biotechnology company focused on the potential further development of its MAXY-G34 product candidate, a next-generation pegylated, granulocyte colony stimulating factor, or G-CSF, for the treatment of chemotherapy-induced neutropenia and acute radiation syndrome, or ARS. For more information, please visit the company’s website at www.maxygen.com.

Cautionary Statement Regarding Maxygen Forward-Looking Statements

This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations and beliefs of Maxygen’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors and uncertainties, among others, could cause actual results to differ materially from those described in the forward-looking statements: Maxygen’s ability or plans to commence or continue the development of MAXY-G34 for any indication and the timing and status of any such development; the potential utility of MAXY-G34 for the treatment of chemotherapy-induced neutropenia and/or ARS; the potential advantages of such product over existing or future products; the outcome of any appeal or further proceedings related to the inter partes reexamination of Amgen’s U.S. Pat. No. 7,381,804; risks inherent in drug development; whether Maxygen will receive any portion of the event-based payment from Bayer and the timing of any such payment; whether Maxygen will complete any sale, licensing, partnering or other transaction involving the MAXY-G34 program or any other strategic transaction involving the company; and economic, business, competitive, and/or regulatory factors affecting the business of Maxygen and the markets it serves generally, including those set forth in Maxygen’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and its Current Reports on Form 8-K and other SEC filings. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. In any forward-looking statement in which Maxygen expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. Maxygen is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise, except to the extent required by applicable law.

Maxygen® is a trademark of Maxygen, Inc. MolecularBreeding™ is a trademark of Codexis, Inc.

Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com

Selected Consolidated Financial Information

Consolidated Statement of Operations Data

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited) (Note 1)
Revenues:
Technology and license revenue	$3	$528	$561	$1,543
Related party revenue	—	1	—	2,021

Total revenues	3	529	561	3,564
Operating expenses:
Research and development	1	(129)	1,358	1,902
General and administrative	2,790	3,076	10,911	9,536
Restructuring charge	—	—	—	(98)

Total operating expenses	2,791	2,947	12,269	11,340

Loss from operations	(2,788)	(2,418)	(11,708)	(7,776)
Gain on distribution of equity securities	103	53,180	396	53,180
Sale of platform technology	—	20,000	—	20,000
Interest and other income (loss)	(104)	(327)	864	87

Income (loss) from continuing operations before taxes	(2,789)	70,435	(10,448)	65,491
Income tax benefit (expense)	1,152	(937)	4,253	2,238

Income (loss) from continuing operations	(1,637)	69,498	(6,195)	67,729
Discontinued operations:
Income (loss) from discontinued operations	—	(856)	1,302	703
Gain on sale of discontinued operations	—	—	62,219	—
Income tax benefit (expense) for discontinued operations	(593)	1,126	(5,579)	—

Income (loss) from discontinued operations, net of taxes	(593)	270	57,942	703

Net income (loss)	(2,230)	69,768	51,747	68,432
Net income (loss) attributable to non-controlling interests	—	(148)	310	(452)

Net income (loss) attributable to Maxygen, Inc.	$(2,230)	$69,916	$51,437	$68,884

Basic net income (loss) per share attributable to Maxygen, Inc.	$(0.08)	$2.40	$1.80	$2.30
Diluted net income (loss) per share attributable to Maxygen, Inc.	$(0.08)	$2.39	$1.80	$2.29
Shares used in basic net income (loss) per share calculations	27,368	29,132	28,574	29,949
Shares used in diluted net income (loss) per share calculations	27,368	29,313	28,574	30,128

Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com

Consolidated Balance Sheet Data

(in thousands)

	December 31, 2010 (Note 1)	December 31, 2011 (Unaudited)

Cash, cash equivalents and short-term investments	$102,335	$159,571
Receivable from Perseid	1,127	—
Available-for-sale investment in equity securities	5,468	2,478
Prepaid expenses and other assets	4,772	2,584
Assets of discontinued operations	34,411	—

Total assets	$148,113	$164,633

Distribution payable	$2,525	$1,076
Liabilities of discontinued operations	12,681	—
Other liabilities	3,140	2,613
Stockholders’ equity	129,767	160,944

Total liabilities and stockholders’ equity	$148,113	$164,633

Note 1: Derived from consolidated audited financial statements as of December 31, 2010.

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Contact:

Linda Chrisman

linda.chrisman@maxygen.com

650.241.2292